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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*

                          Hanaro Tongshin Chushik Hoesa
                             (Hanaro Telecom, Inc.)
--------------------------------------------------------------------------------
                                (Name of Issuer)

                  Common Shares, par value Won 5,000 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    409649209
       -----------------------------------------------------------------
                                 (CUSIP Number)

   Richard A. Ekleberry            Lee-Peng Chow               Walter B. Stahr                 Varun K. Bery
    Texas Pacific Group        AIG Global Investment          Emerging Markets            TVG Asian Communications
   301 Commerce Street,          Corp. (Asia) Ltd.               Partnership                   Fund II, L.P.
       Suite 3300             3601 One Pacific Place      2001 Pennsylvania Avenue,   c/o Telecom Venture Group Ltd
   Fort Worth, TX 76102             88 Queensway                     N.W.                 Suite 3810 Jardine House
      (817) 871-4000            Admiralty, Hong Kong             Suite 1100                  1 Connaught Place
                                 011.852.2143.1322          Washington, DC 20006             Central, Hong Kong
                                                               (202) 331-9051                011.852.2147.2080

                                 With copies to:

                                 Neil Whoriskey
                        Cleary Gottlieb Steen & Hamilton
                                Bank of China Tower
                                  One Garden Road
                                     Hong Kong
                                 011.852.2521.4122
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                February 4, 2004
       -----------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1746 (3-00)

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           AIF II NT, Ltd.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Labuan, Malaysia

                              7    SOLE VOTING POWER
    NUMBER OF SHARES               0
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     171,859,013 (See Item 5)
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           OO (limited company)

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           AIG Asian Infrastructure Fund II, L.P.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Bermuda

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     171,859,013 (See Item 5)
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           PN

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           AIG Asian Infrastructure Management II, L.P.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Bermuda

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     171,859,013 (See Item 5)
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           PN

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Emerging Markets Partnership II L.L.C.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           NA

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     171,859,013 (See Item 5)
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           00 (Limited Liability Company)

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Emerging Markets Corporation

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           NA

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     171,859,013 (See Item 5)
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           C0

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           AIG Global Investment Corp. (Asia) Ltd.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           NA

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Bermuda

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     171,859,013 (See Item 5)
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           OO (limited liability company)

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           American International Assurance Company (Bermuda) Limited

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           NA

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Bermuda

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     171,859,013 (See Item 5)
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           OO (limited liability company)

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           AIG Asian Infrastructure Management II, Ltd.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Bermuda

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     171,859,013 (See Item 5)
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           OO (limited liability company)

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           American International Reinsurance Company, Ltd.
           (Federal Tax ID No.: 23-2391022)

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Bermuda

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     171,859,013 (See Item 5)
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           CO, HC

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           American International Group, Inc.  (Federal Tax ID No.: 13-2592361)

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     171,859,013 (See Item 5)
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           CO, HC

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           GIC Infrastructure Pte Ltd.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Singapore

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     171,859,013 (See Item 5)
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           CO

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Government of Singapore Investment Corporation Pte Ltd

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Singapore

                              7    SOLE VOTING POWER
    NUMBER OF SHARES               962,660 (See Item 5)
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     171,859,013 (See Item 5)
         WITH
                              9    SOLE DISPOSITIVE POWER
                                   962,660 (See Item 5)

                             10    SHARED DISPOSITIVE POWER
                                   182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           183,775,160

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.8%

   14      TYPE OF REPORTING PERSON*

           0O

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           AOF NT, Ltd.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Labuan, Malaysia

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     171,859,013 (See Item 5)
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           OO (limited company)

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           AIG Asian Opportunity Fund, L.P.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     171,859,013 (See Item 5)
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           PN

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           AIG Asian Opportunity G.P., L.L.C.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     171,859,013 (See Item 5)
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           00 (exempted company)

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Newbridge Asia HT, L.P.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     171,859,013 (See Item 5)
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           PN

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Newbridge Asia HT, Ltd.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     171,859,013 (See Item 5)
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           OO (limited company)

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Newbridge Asia GenPar III, L.P.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     171,859,013 (See Item 5)
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           PN

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Newbridge Asia Advisors III, Inc.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     171,859,013 (See Item 5)
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           CO

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Tarrant Advisors, Inc.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Texas

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     171,859,013 (See Item 5)
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           CO

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Blum G.A. III, L.L.C.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     171,859,013 (See Item 5)
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           00 (limited liability company)

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Blum Investment Partners, Inc.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           California

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     171,859,013 (See Item 5)
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           CO

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Richard C. Blum

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.A.

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     171,859,013 (See Item 5)
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           IN

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           United Classic Investments Limited

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           British Virgin Islands

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   20,392,746

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           20,392,746

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           4.4%

   14      TYPE OF REPORTING PERSON*

           OO (limited company)

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           TVG Asian Communications Fund II, L.P.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   20,392,746

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           20,392,746

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           4.4%

   14      TYPE OF REPORTING PERSON*

           PN (exempted limited)

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Telecom Venture Group, LLC

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   20,392,746

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           20,392,746

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           4.4%

   14      TYPE OF REPORTING PERSON*

           OO (exempted limited liability company)

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           John William Troy

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.A.

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   20,392,746

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           20,392,746

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           4.4%

   14      TYPE OF REPORTING PERSON*

           IN

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           HT Holdings V, L.P.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     9,418,330
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   9,418,330

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           9,418,330

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           2.0%

   14      TYPE OF REPORTING PERSON*

           PN

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           HT Holdings VI, L.P.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   7,325,000

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           7,325,000

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           1.6%

   14      TYPE OF REPORTING PERSON*

           PN

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           HT Holdings VII, L.P.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   9,156,250

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           9,156,250

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           2.0%

   14      TYPE OF REPORTING PERSON*

           PN

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           HT Holdings VIII, L.P.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   10,987,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           10,987,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           2.4%

   14      TYPE OF REPORTING PERSON*

           PN

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           HT Holdings IX, L.P.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     12,818,750
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   12,818,750

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           12,818,750

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           approximately 2.8%

   14      TYPE OF REPORTING PERSON*

           PN

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           HT IX GP, Ltd.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   [ ]

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands

                              7    SOLE VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY
    EACH REPORTING            8    SHARED VOTING POWER
        PERSON                     12,818,750
         WITH
                              9    SOLE DISPOSITIVE POWER


                             10    SHARED DISPOSITIVE POWER
                                   12,818,750

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           12,818,750

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     [ ]

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           2.8%

   14      TYPE OF REPORTING PERSON*

           OO (limited company)

This Amendment No. 3 (this "Amendment") amends Item 4 of the Schedule 13D filed on October 31, 2003, as amended by Amendment No. 1 thereto filed on November 18, 2003 and Amendment No. 2 filed on November 26, 2003 (the "Schedule") by the Reporting Persons with respect to the Common Shares of the Company by restating the last paragraph of such Item 4 and amends Item 5 of the Schedule by restating paragraphs (a)(x) and (b)(i) - (b)(iii) thereof. All capitalized terms used but not defined in this Amendment have the meanings ascribed to such terms in the Schedule.

         Item     4. Purpose of Transaction.

         On November 18, 2003, the Closing occurred and the Investors purchased the Investment Securities, which Investment Securities were issued as of November 19, 2003. However, pursuant to Article 6 of the Telecommunications Business Act of Korea, any Investment Securities issued, which issuance would cause the non-Korean ownership of the share capital of the Company to exceed 49% of the total share capital of the Company, will be divested of voting rights unless and until such Investment Securities qualify under the 49% non-Korean ownership limit. As of November 19, 2003, 21,617,541 Common Shares purchased by the Investors were subject to such divestiture of voting rights and were therefore non-voting Common Shares. Of such 21,617,541 Common Shares, 9,007,309 Common Shares were issued to AIF II, 1,801,462 Common Shares were issued to AOF NT and 10,808,770 Common Shares were issued to Newbridge Asia HT. Effective as of November 20, 2003, the Financial Supervisory Service of Korea prohibited sales of Common Shares to non-Korean persons through the KOSDAQ market. As the non-Korean ownership of the share capital of the Company has since decreased, Common Shares initially divested of voting rights have correspondingly become voting Common Shares. As of December 31, 2003, the record date for the 2004 annual general shareholders' meeting of the Company, 10,953,487 Common Shares purchased by the Investors were subject to divesture of voting rights and were therefore non-voting Common Shares. Of such 10,953,487 Common Shares, 4,563,953 Common Shares were held by AIF II, 912,791 Common Shares were held by AOF NT and 5,476,743 Common Shares were held by Newbridge Asia HT. It is expected that non-Korean ownership of the share capital of the Company will continue to decline over time as current non-Korean shareholders sell their Common Shares and that the number of the Investors' Common Shares with reinstated voting rights will continue to correspondingly increase. However, the number of the Investors' Common Shares with reinstated voting rights can only be definitively determined as of a record date for an annual or extraordinary general shareholders' meeting of the Company. Accordingly, until a date shortly after the next such record date, the Investors will not know definitively how many additional Common Shares held by them have had their voting rights reinstated.

         Item     5. Interest in Securities of the Issuer.

         (a) (x) As of December 31, 2003, GIC has the sole voting and investment power with respect to 962,660 Common Shares. These Common Shares were acquired through market transactions at various times at an average cost of approximately Won 3,625 per Common Share. GIC, which may be deemed to beneficially own the Common Shares beneficially owned by GICI, was deemed to beneficially own, as of November 19, 2003, 183,775,160 Common Shares or 39.8% of the total Common Shares outstanding following the issuance and sale of the 182,812,500 Common Shares to the Reporting Persons, based on the Company's representation in the Investment Agreement that, as of the Closing Date, 279,322,680 Common Shares would be outstanding.

         (b) (i) As of December 31, 2003, AIF II owned 38,456,250 Common Shares, and each of AIF II, AIG Fund II, AIG Fund II General Partner, EMP II, EMC, AIGGIC, AIAB, AIG Fund II Management, AIRCO, AIG, Inc., GICI and GIC had the shared power to vote or direct the vote of 171,859,013 Common Shares and to dispose or direct the disposition of 182,812,500 Common Shares, and GIC had the sole power to vote or direct the vote and to dispose or direct the disposition of 962,660 Common Shares. If and when the current non-Korean ownership of the share capital of the Company decreases, the 4,563,953 Common Shares that have been divested of voting rights which are beneficially owned by each of AIF II, AIG Fund II, AIG Fund II General Partner, EMP II, EMC, AIGGIC, AIAB, AIG Fund II Management, AIRCO, AIG Inc., GICI and GIC shall become voting Common Shares; this determination will be made shortly after the next record date for the next annual or extraordinary general shareholders' meeting of the Company.

         (ii) As of December 31, 2003, AOF NT owned 24,721,875 Common Shares, and each of AOF NT, AOF, AOF General Partner, AIGGIC, AIAB, AIRCO and AIG, Inc. had the shared power to vote or direct the vote of 171,859,013 Common Shares and to dispose or direct the disposition of 182,812,500 Common Shares. If and when the current non-Korean ownership of the share capital of the Company decreases, the 912,791 Common Shares that have been divested of voting rights which are beneficially owned by each of AOF NT, AOF, AOF General Partner, AIGGIC, AIAB, AIRCO and AIG, Inc. shall become voting Common Shares; this determination will be made shortly after the next record date for the next annual or extraordinary general shareholders' meeting of the Company.

         (iii) As of December 31, 2003, Newbridge Asia HT owned 49,535,799 Common Shares, and each of Newbridge Asia HT, Newbridge Asia HT General Partner, Newbridge GenPar III, Newbridge Advisors III, Tarrant Advisors, Blum G.A. III, Blum Investment and Richard C. Blum have the shared power to vote or direct the vote of 171,859,013 Common Shares and to dispose or direct the disposition of 182,812,500 Common Shares. If and when the current non-Korean ownership of the share capital of the Company decreases, the 5,476,743 Common Shares that have been divested of voting rights which are beneficially owned by each of Newbridge Asia HT, Newbridge Asia HT General Partner, Newbridge GenPar III, Newbridge Advisors III, Tarrant Advisors, Blum G.A. III, Blum Investment and Richard C. Blum shall become voting Common Shares; this determination will be made shortly after the next record date for the next annual or extraordinary general shareholders' meeting of the Company.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to AIF II NT, Ltd. is true, complete and correct.

Dated:  March 15, 2004

                                            AIF II NT, LTD.

                                            By:  /s/ Winston Nai Ngong Mok
                                                --------------------------------
                                            Name:   Winston Nai Ngong Mok
                                            Title:  Director

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to AIG Asian Infrastructure Fund II, L.P is true, complete and correct.

Dated:  March 15, 2004

                                    AIG ASIAN INFRASTRUCTURE FUND II, L.P.

                                        By: AIG Asian Infrastructure Management
                                            II, L.P.

                                            By: AIG Asian Infrastructure
                                                Management II, Ltd.

                                                  By:  /s/ Stuart Osborne
                                                      --------------------------
                                                  Name:  Stuart Osborne
                                                  Title: Vice President

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to AIG Asian Infrastructure Management II, L.P is true, complete and correct.

Dated:  March 15, 2004

                                    AIG ASIAN INFRASTRUCTURE MANAGEMENT II, L.P.

                                        By: AIG Asian Infrastructure Management
                                            II, Ltd.

                                                  By:  /s/ Stuart Osborne
                                                      --------------------------
                                                  Name:  Stuart Osborne
                                                  Title: Vice President

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to Emerging Markets Partnership II L.L.C. is true, complete and correct.

Dated:  March 15, 2004

                                    EMERGING MARKETS PARTNERSHIP II L.L.C.

                                            By:  /s/ Donald C. Roth
                                                --------------------------------
                                            Name:  Donald C. Roth
                                            Title: Director, Emerging Markets
                                                   Corporation, Manager of
                                                   Emerging Markets Partnership
                                                   II L.L.C.

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to Emerging Markets Corporation is true, complete and correct.

Dated:  March 15, 2004

                                    EMERGING MARKETS CORPORATION

                                            By:  /s/ Donald C. Roth
                                                --------------------------------
                                            Name:  Donald C. Roth
                                            Title: Director

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to AIG Global Investment Corp. (Asia) Ltd. is true, complete and correct.

Dated:  March 15, 2004

                                    AIG GLOBAL INVESTMENT CORP. (ASIA) LTD.

                                            By:  /s/ Cesar Zalamea
                                                --------------------------------
                                            Name:  Cesar Zalamea
                                            Title: Managing Director

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to American International Assurance Company (Bermuda) Limited is true, complete and correct.

Dated:  March 15, 2004

                                    AMERICAN INTERNATIONAL ASSURANCE COMPANY
                                    (BERMUDA) LIMITED

                                            By:  /s/ Gerry Wyndorf
                                                --------------------------------
                                            Name:  Gerry Wyndorf
                                            Title: Authorized Representative

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to AIG Asian Infrastructure Management II, Ltd. is true, complete and correct.

Dated:  March 15, 2004

                                    AIG ASIAN INFRASTRUCTURE MANAGEMENT II, LTD.

                                            By:  /s/ Stuart Osborne
                                                --------------------------------
                                            Name:  Stuart Osborne
                                            Title: Vice President

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to American International Reinsurance Company, Ltd. is true, complete and correct.

Dated:  March 15, 2004

                                    AMERICAN INTERNATIONAL REINSURANCE COMPANY,
                                    LTD.

                                            By:  /s/ S. George Cubbon
                                                --------------------------------
                                            Name:  S. George Cubbon
                                            Title: Vice President and Treasurer

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to American International Group, Inc. is true, complete and correct.

Dated:  March 15, 2004

                                    AMERICAN INTERNATIONAL GROUP, INC.

                                            By:  /s/ Win J. Neuger
                                                --------------------------------
                                            Name:  Win J. Neuger
                                            Title: Executive Vice President and
                                                   Chief Investment Officer

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to GIC Infrastructure Pte Ltd. is true, complete and correct.

Dated:  March 15, 2004

                                    GIC INFRASTRUCTURE PTE LTD.

                                            By:  /s/ Kunna Chinniah
                                                --------------------------------
                                            Name:  Kunna Chinniah
                                            Title: Director

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to the Government of Singapore Investment Corporation Pte Ltd. is true, complete and correct.

Dated:  March 15, 2004

                                    GOVERNMENT OF SINGAPORE INVESTMENT
                                    CORPORATION PTE LTD.

                                            By: /s/ Ho Yuit Mun
                                                --------------------------------
                                            Name: Ho Yuit Mun
                                            Title: Assistant Director


                                            By: /s/ Kelvin Lim
                                                --------------------------------
                                            Name: Kelvin Lim
                                            Title: Regional Manager

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to AOF NT, Ltd. is true, complete and correct.

Dated:  March 15, 2004

                                    AOF NT, LTD.


                                            By: /s/ David Yeung
                                                --------------------------------
                                            Name: David Yeung
                                            Title: Director

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to AIG Asian Opportunity Fund, L.P. is true, complete and correct.

Dated:  March 15, 2004

                                    AIG ASIAN OPPORTUNITY FUND, L.P.

                                          By: AIG Asian Opportunity G.P., L.L.C.

                                            By:  /s/ David Yeung
                                                --------------------------------
                                            Name:  David Yeung
                                            Title: Director

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to AIG Asian Opportunity G.P., L.L.C. is true, complete and correct.

Dated:  March 15, 2004

                                    AIG ASIAN OPPORTUNITY G.P., L.L.C.

                                            By:  /s/ David Yeung
                                                --------------------------------
                                            Name:  David Yeung
                                            Title: Director

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to Newbridge Asia HT, L.P. is true, complete and correct.

Dated:  March 15, 2004

                                    NEWBRIDGE ASIA HT, L.P.

                                            By: Newbridge Asia HT, Ltd.

                                            By:  /s/ Richard A. Ekleberry
                                                --------------------------------
                                            Name:  Richard A. Ekleberry
                                            Title: Vice President

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to Newbridge Asia HT, Ltd. is true, complete and correct.

Dated:  March 15, 2004

                                    NEWBRIDGE ASIA HT, LTD.

                                            By:  /s/ Richard A. Ekleberry
                                                --------------------------------
                                            Name:  Richard A. Ekleberry
                                            Title: Vice President

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to Newbridge Asia GenPar III, L.P. is true, complete and correct.

Dated:  March 15, 2004

                                    NEWBRIDGE ASIA GENPAR III, L.P.

                                            By: Newbridge Asia Advisors III,
                                                Inc.

                                            By:  /s/ Richard A. Ekleberry
                                                --------------------------------
                                            Name:  Richard A. Ekleberry
                                            Title: Vice President

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to Newbridge Asia Advisors III, Inc. is true, complete and correct.

Dated:  March 15, 2004

                                    NEWBRIDGE ASIA ADVISORS III, INC.

                                            By:  /s/ Richard A. Ekleberry
                                                --------------------------------
                                            Name:  Richard A. Ekleberry
                                            Title: Vice President

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to Tarrant Advisors, Inc. is true, complete and correct.

Dated:  March 15, 2004

                                    TARRANT ADVISORS, INC.

                                            By:  /s/ Richard A. Ekleberry
                                                --------------------------------
                                            Name:  Richard A. Ekleberry
                                            Title: Vice President

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to Blum G.A. III, L.L.C. is true, complete and correct.

Dated:  March 15, 2004

                                    BLUM G.A. III, L.L.C.

                                            By: Blum Investment Partners, Inc.
                                                Its Managing Member

                                                  By:  /s/ Marc T. Scholvinck
                                                      --------------------------
                                                  Name:  Marc T. Scholvinck
                                                  Title: Vice President and
                                                         Chief Financial
                                                         Officer

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to Blum Investment Partners, Inc. is true, complete and correct.

Dated:  March 15, 2004

                                    BLUM INVESTMENT PARTNERS, INC.

                                    By:  /s/ Marc T. Scholvinck
                                        --------------------------
                                    Name:  Marc T. Scholvinck
                                    Title: Vice President and
                                           Chief Financial
                                           Officer

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to myself is true, complete and correct.

Dated:  March 15, 2004

                                    RICHARD C. BLUM

                                     /s/ Marc T. Scholvinck
                                    -----------------------

                                    By: Marc T. Scholvinck, Attorney-In-Fact

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to United Classic Investments Limited is true, complete and correct.

Dated:  March 15, 2004

                                    UNITED CLASSIC INVESTMENTS LIMITED

                                            By:  /s/ Joseph Yin
                                                --------------------------------
                                            Name:  Joseph Yin
                                            Title: Director

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to TVG Asian Communications Fund II, L.P. is true, complete and correct.

Dated:  March 15, 2004

                                    TVG ASIAN COMMUNICATIONS FUND II, L.P.

                                            By: TELECOM VENTURE GROUP, LLC
                                                its General Partner

                                            By:  /s/ Varun Kumar Bery
                                                --------------------------------
                                            Name:  Varun Kumar Bery
                                            Title: Director

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to Telecom Venture Group LLC is true, complete and correct.

Dated:  March 15, 2004

                                    TELECOM VENTURE GROUP LLC

                                            By:  /s/ Varun Kumar Bery
                                                --------------------------------
                                            Name:  Varun Kumar Bery
                                            Title: Director

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to myself is true, complete and correct.

Dated:  March 15, 2004

                                        JOHN WILLIAM TROY


                                            By: /s/ John William Troy
                                                --------------------------------
                                            Name: John William Troy

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to HT Holdings V, L.P. is true, complete and correct.

Dated:  March 15, 2004

                                        HT HOLDINGS V, L.P.


                                           By: Newbridge Asia GenPar III, L.P.

                                           By: Newbridge Asia Advisors III, Inc.

                                           By: /s/ Jeffery D. Ekberg
                                               ---------------------------------
                                           Name: Jeffery D. Ekberg
                                           Title: Vice President

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to HT Holdings VI, L.P. is true, complete and correct.

Dated:  March 15, 2004

                                        HT HOLDINGS VI, L.P.


                                           By: Newbridge Asia GenPar III, L.P.

                                           By: Newbridge Asia Advisors III, Inc.

                                           By: /s/ Jeffery D. Ekberg
                                               ---------------------------------
                                           Name:  Jeffery D. Ekberg
                                           Title: Vice President

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to HT Holdings VII, L.P. is true, complete and correct.

Dated:  March 15, 2004

                                        HT HOLDINGS VII, L.P.


                                           By: Newbridge Asia GenPar III, L.P.

                                           By: Newbridge Asia Advisors III, Inc.

                                           By: /s/ Jeffery D. Ekberg
                                               ---------------------------------
                                           Name: Jeffery D. Ekberg
                                           Title: Vice President

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to HT Holdings VIII, L.P. is true, complete and correct.

Dated:  March 15, 2004

                                        HT HOLDINGS VIII, L.P.


                                           By: Newbridge Asia GenPar III, L.P.

                                           By: Newbridge Asia Advisors III, Inc.

                                           By: /s/ Jeffery D. Ekberg
                                               ---------------------------------
                                           Name: Jeffery D. Ekberg
                                           Title: Vice President

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to HT Holdings IX, L.P. is true, complete and correct.

Dated:  March 15, 2004

                                        HT HOLDINGS IX, L.P.


                                            By:  /s/ Winston Nai Ngong Mok
                                                --------------------------------
                                            Name:   Winston Nai Ngong Mok
                                            Title:  Director

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to HT IX GP, Ltd. is true, complete and correct.

Dated:  March 15, 2004

                                        HT IX GP, LTD.


                                            By:  /s/ Winston Nai Ngong Mok
                                                --------------------------------
                                            Name:   Winston Nai Ngong Mok
                                            Title:  Director